Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-1 of CCSC Technology International Holdings Limited (the “Company”) of our report dated on July 17, 2025, relating to the financial statements, which appears in this annual report on Form 20-F of the Company for the year ended March 31, 2025.

Enrome LLP

Singapore

September 17, 2025